Exhibit 99.1

B. Riley Financial Declares Cash Dividend on 6.875% Series A Preferred Stock

LOS ANGELES, October 15, 2019 — B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”) today announced that its Board of Directors has approved an initial cash dividend for the Company’s 6.875% Series A Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”). Trading of the depositary shares commenced on October 8, 2019 on NASDAQ under the symbol “RILYP.”

The cash dividend equals $0.11458333 per depositary share, each representing 1/1000th of a share of the Company’s Series A Preferred Stock with a liquidation preference equivalent to $25.00 per depositary share. The dividend will be payable on or about October 31, 2019 to holders of record as of the close of business on October 21, 2019.

About B. Riley Financial, Inc. (NASDAQ:RILY)

B. Riley Financial provides collaborative financial services tailored to fit the capital raising and business advisory needs of public and private companies and high-net-worth individuals. B. Riley operates through several wholly-owned subsidiaries which offer complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, corporate advisory, restructuring, due diligence, forensic accounting and litigation support, appraisal and valuation, and auction and liquidation services. Certain registered affiliates of B. Riley originate and underwrite senior secured loans for asset-rich companies. The Company also makes proprietary investments in companies and assets with attractive return profiles.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the terms and conditions and timing of the preferred stock offering and the intended use of proceeds. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include (without limitation) the Company’s financial performance; and those risks described from time to time in B. Riley Financial’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial’s Annual Report on Form 10-K for the year ended December 31, 2018 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Additional information is also set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial undertakes no duty to update this information.

Investor Contact

Investor Relations

ir@brileyfin.com

(310) 966-1444

Media Contact

Jo Anne McCusker

jmccusker@brileyfin.com

(646) 885-5425